Exhibit 99.1

POWER SOLUTIONS INTERNATIONAL, INC. REPORTS FOURTH

QUARTER AND FULL YEAR 2015 RESULTS

Fourth Quarter Net sales of $96,670,000

Net income of $1,704,000 or $0.04 per diluted common share

Wood Dale, IL – February 22, 2016—Power Solutions International, Inc. (Nasdaq: PSIX), a leader in the design, engineer and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Results

Net sales for the fourth quarter of 2015 were $96,670,000 compared to $103,910,000 in the fourth quarter of 2014 and $112,008,000 in the third quarter of 2015. The sales decline in the current quarter was driven by a reduction of approximately $38.8 million from the oil and gas end market. This decline was partially offset by increased revenue in the quarter of approximately $21.7 million in the Company’s on-road end market, including sales from Powertrain Integration, LLC, acquired on May 19, 2015.

Operating loss of $738,000 in the current quarter compares to operating income of $9,111,000 in the fourth quarter of 2014 and $1,388,000 in the third quarter of 2015. Operating expense in the fourth quarter of 2015 includes transaction costs of approximately $393,000 ($236,000 after tax or $0.02 per diluted common share) incurred in connection with the acquisitions made in the second quarter. Excluding transaction costs related to acquisitions, operating loss was $345,000 in the fourth quarter of 2015. Operating expense in the fourth quarter of 2014 did not include any such transaction costs.

Other (income) expense for the fourth quarter of 2015 includes non-cash income of $1,259,000 resulting from a decrease in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement.

The Company recognized an income tax benefit in the fourth quarter of 2015 which includes an estimated benefit of $1,200,000 resulting from the recognition of a federal research tax credit for the full year ended 2015. The credit resulted from the reinstatement of the research tax credit with the passage of the Protecting Americans from Tax Hikes of 2015 on December 18, 2015. Under GAAP, the entirety of the 2015 credit was recognized during the Company’s fourth quarter. If normalized across the quarters, approximately $900,000 of the total federal research tax credit recognized in the fourth quarter of 2015 would have been recognized ratably during the first three quarterly periods preceding the fourth quarter of 2015.

Net income for the fourth quarter of 2015, which includes the warrant revaluation adjustment, federal research tax credit, contingent consideration revaluation and transaction costs, was $1,704,000, or $0.04 per diluted common share. This compares to net income of $10,321,000 or $0.48 per diluted common share for the fourth quarter of 2014, which included a warrant revaluation adjustment and contingent consideration revaluation.

Net income for the fourth quarter of 2015, adjusted to remove the warrant revaluation impact, federal research tax credits, contingent consideration revaluation and transaction costs, was a loss of $160,000, or $0.01 per diluted common share. This compares to adjusted net income for the fourth quarter of 2014 of $5,307,000, or $0.48 per diluted common share, which has been adjusted to remove the warrant revaluation impact and contingent consideration revaluation.

Summary of Diluted EPS Attributable to Common Stockholders

“Adjusted” removes the Q4 2015 impact of transaction costs,

federal research tax credits and contingent consideration

revaluation and the Q4 2014 impact of contingent consideration revaluation

	Q4 2015	Q4 2014
Diluted EPS	$0.04	$0.48
Adjusted diluted EPS	$(0.01)	$0.48
Diluted shares	10,932,427	11,151,120
Adjusted diluted shares	10,932,427	11,151,120

Full Year 2015 Results

Net sales for 2015 were $389,446,000, an increase of 12%, from $347,995,000 for 2014. Net income for 2015 was $14,278,000, or $0.45 per diluted common share, compared to net income for 2014 of $23,726,000, or $1.58 per diluted common share. Acquisition costs in 2015 include after tax transaction costs of approximately $662,000 and after tax inventory step up amortization costs of approximately $323,000. Similar acquisition costs in 2014 include after tax transaction costs of approximately $487,000 and after tax inventory step up amortization costs of approximately $289,000. Adjusted net income for 2015 was $5,670,000 or $0.51 per diluted common share, compared to $15,739,000, or $1.41 per diluted common share, in 2014.

“The second half of 2015 was challenging, but we consider our performance in 2015 to be a sound basis to move forward,” said Gary Winemaster, Chief Executive Officer. “We set a record high in sales, including meaningful revenue diversification from our on-road product as it moves from development into commercialization. We achieved this record while integrating three acquisitions, and facing head winds in some of our larger end-markets. While we experienced some margin compression due to a change in mix and operating inefficiencies, we developed plans to address these inefficiencies and are confident the execution of these plans will improve our business. Moving forward, we are very excited about our shift to full engine manufacturing, as it secures our supply to our customers and enables the introduction of proprietary engines, the first of which is our 8.8 liter.”

2016 Outlook

The Company now expects 2016 revenue to be in the range of $350 million to $375 million. The reduced guidance reflects continued challenging market conditions in the oil and gas end market.

The Company cautions that its 2016 outlook reflects its current assessment of a number of factors, including, but not limited to, the timing of new product ramps, oil and gas pricing and the impact of global economic conditions on demand growth in its current markets. Please see the “Cautionary Note Regarding Forward-Looking Statements” below for additional risk factors.

Earnings Results Conference Call

The Company will discuss financial results and outlook on a conference call scheduled for today, February 22, 2016, at 4:30 p.m. ET/3:30 p.m. CT. The call will be hosted by Gary Winemaster, Chief Executive Officer, Eric Cohen, Chief Operating Officer, and Michael Lewis, Chief Financial Officer.

Investors in the U.S. interested in participating in the call should dial +1 (800) 289-0726 and reference passcode 9023145. Those calling from outside the U.S. should dial +1 (913) 312-0389 and reference the same passcode 9023145. A telephone replay will be available approximately two hours after the call concludes through March 7, 2016 by dialing +1 (877) 870-5176 from the U.S. or +1 (858) 384-5517 from international locations, with passcode 9023145.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at www.psiengines.com. A presentation will accompany the live webcast. For those listening on the webcast, the slides will download automatically. For those dialing in, the presentation can be downloaded from the Investor Relations section of our website. The webcast will be archived on the website for one year.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineer and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, and Co-generation power (CHP) applications; mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. In addition, PSI develops and delivers power systems purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, regarding the current expectations of the Company about its prospects and opportunities, including expectations for sales as set forth under “2016 Outlook.” These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “outlook, “ “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the continued development and expansion of the market for alternative-fuel power systems; technological and other risks relating to the Company’s development of its 8.8 and 4.3 liter engines, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful); the timing of new products; the Company’s ability to integrate recent acquisitions into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company originally anticipated as a result of recent acquisitions are not fully realized or take longer to realize than expected; the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations (including as a result of recent acquisitions); volatility in oil and gas prices; changes in environmental and regulatory policies; significant competition; global economic conditions (including their impact on demand growth); and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. The Company uses certain numerical measures in this press release which are or may be considered “Non-GAAP financial measures” under Regulation G. The Company has provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Reconciliation of Net Income to Adjusted Net (Loss) Income

(Dollar amounts in thousands)

	Three months ended December 31, 2015	Three months ended December 31, 2014
Net income	$1,704	$10,321
Non-cash (income) expense from warrant revaluation	(1,259)	(4,979)
Non-cash (income) expense from contingent consideration revaluation, net of tax	59	(35)
Federal research tax credit	(900)	—
Transaction costs, net of tax	236	—
Adjusted net (loss) income	$(160)	$5,307

Reconciliation of Diluted EPS to Adjusted Diluted EPS
	Three months ended December 31, 2015	Three months ended December 31, 2014
Earnings per diluted common share	$0.04	$0.48
Non-cash (income) expense from warrant revaluation	—	—
Non-cash (income) expense from contingent consideration revaluation, net of tax	0.01	—
Federal research tax credit	(0.08)	—
Transaction costs, net of tax	0.02	—
Adjusted earnings (loss) per diluted common share	$(0.01)	$0.48

Reconciliation of Net Income to Adjusted Net Income

(Dollar amounts in thousands)

	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014
Net income	$14,278	$23,726
Non-cash (income) expense from warrant revaluation	(9,299)	(6,169)
Non-cash (income) expense from contingent consideration revaluation, net of tax	29	(2,305)
Federal research tax credits	—	—
Transaction costs, net of tax	662	487
Adjusted net income	$5,670	$15,739

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014
Earnings per diluted common share	$0.45	$1.58
Non-cash (income) expense from warrant revaluation	—	—
Non-cash (income) expense from contingent consideration revaluation, net of tax	—	(0.22)
Federal research tax credits	—	—
Transaction costs, net of tax	0.06	0.05
Adjusted earnings per diluted common share	$0.51	$1.41

The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures provides investors with useful information regarding the Company’s short-term and long-term trends. Adjusted net income (loss) is derived from GAAP results by excluding the non-cash impact related to the change in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The Company excludes this non-operating, non-cash impact, as the Company believes it is not indicative of its core operating results or future performance. The warrant revaluation results from facts and circumstances that fluctuate in impact and is excluded by management in its forecast and evaluation of the Company’s operational performance. Adjusted earnings (loss) per diluted common share is also derived from GAAP results by excluding the non-cash impact, even when antidilutive, related to the change in the estimated fair value of the liability associated with the warrants. Adjusted net income (loss) and adjusted earnings (loss) per diluted common share also include an adjustment to remove transaction related costs and the revaluation of contingent consideration in 2015 and 2014, both recorded in association with acquisition activity. In the three months ended December 31, 2015, adjusted net income (loss) and adjusted earnings (loss) per diluted common share also include an adjustment to normalize the federal research tax credit recognized for the full year of 2015. Other than the federal research tax credit for which an adjustment is presented in a comparison of quarterly results and is principally attributable to the timing of the passage of the legislation re-enacting this credit for 2015, the Company believes that these costs are not indicative of the Company’s core operating results or future performance. These costs, other than the federal research tax credit, are excluded by management in its forecast and evaluation of the Company’s operational performance.

Adjusted net income (loss), adjusted earnings (loss) per diluted common share and other non-GAAP financial measures used and presented by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

Contact:

Power Solutions International, Inc.

Michael P. Lewis

Chief Financial Officer

+1 (630) 451-2290

Michael.Lewis@psiengines.com

The Blueshirt Group

Gary T. Dvorchak, CFA

Managing Director

+1 (323) 240-5796

gary@blueshirtgroup.com

Power Solutions International, Inc.

Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash	$8,445	$6,561
Accounts receivable, net	104,365	81,740
Income tax receivable	5,230	—
Inventories, net	130,347	93,903
Prepaid expenses and other current assets	4,288	4,801
Deferred income taxes	—	3,998

Total current assets	252,675	191,003
Property, plant & equipment, net	26,001	20,892
Intangible assets, net	31,745	21,392
Goodwill	41,466	23,546
Deferred income tax asset	819	—
Other noncurrent assets	7,230	5,804

TOTAL ASSETS	$359,936	$262,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$76,078	$60,877
Income taxes payable	—	779
Accrued compensation and benefits	4,009	5,983
Current maturities of long-term debt	—	1,667
Other accrued liabilities	19,175	6,742

Total current liabilities	99,262	76,048
Long-term obligations
Revolving line of credit	97,299	78,030
Deferred income taxes	—	3,241
Private placement warrants	1,482	11,036
Long-term debt, less current maturities, net	53,820	2,361
Other noncurrent liabilities	1,776	1,122

TOTAL LIABILITIES	253,639	171,838

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Series A convertible preferred stock—$0.001 par value. Authorized: 114,000 shares. Issued and outstanding: -0- shares at December 31, 2015 and December 31, 2014.	—	—
Common stock—$0.001 par value. Authorized: 50,000,000 shares. Issued: 11,583,831 and 11,562,209 shares at December 31, 2015 and December 31, 2014, respectively. Outstanding: 10,752,906 and 10,731,284 shares at December 31, 2015 and December 31, 2014, respectively.	12	12
Additional paid-in-capital	75,179	73,959
Retained earnings	35,356	21,078
Treasury stock, at cost, 830,925 shares at December 31, 2015 and December 31, 2014.	(4,250)	(4,250)

TOTAL STOCKHOLDERS’ EQUITY	106,297	90,799

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$359,936	$262,637

Power Solutions International, Inc.

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended December 31, 2015	Three months ended December 31, 2014	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014
Net sales	$96,670	$103,910	$389,446	$347,995
Cost of sales	82,975	82,819	326,612	280,950

Gross profit	13,695	21,091	62,834	67,045
Operating expenses:
Research & development and engineering	4,708	5,056	21,681	16,900
Selling and service	3,133	2,815	11,658	9,686
General and administrative	4,765	3,588	15,718	13,402
Amortization of intangible assets	1,827	521	4,582	1,013

Total operating expenses	14,433	11,980	53,639	41,001

Operating (loss) income	(738)	9,111	9,195	26,044
Other (income) expense:
Interest expense	1,341	444	4,327	1,331
Contingent consideration	98	(58)	48	(3,840)
Private placement warrant (income) expense	(1,259)	(4,979)	(9,299)	(6,169)
Other (income) expense, net	(31)	74	229	183

Total other expense (income)	149	(4,519)	(4,695)	(8,495)

(Loss) income before income taxes	(887)	13,630	13,890	34,539
Income tax (benefit) provision	(2,591)	3,309	(388)	10,813

Net income	$1,704	$10,321	$14,278	$23,726

Weighted-average common shares outstanding:
Basic	10,817,859	10,796,744	10,808,005	10,706,780
Diluted	10,932,427	11,151,120	11,073,647	11,131,617

Earnings per common share:
Basic	$0.16	$0.96	$1.32	$2.22
Diluted	$0.04	$0.48	$0.45	$1.58

Power Solutions International, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014
Cash flows from operating activities
Net income	$14,278	$23,726
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,347	2,562
Amortization	5,324	2,147
Deferred income taxes	(62)	1,011
Non-cash interest expense	454	87
Share-based compensation expense	1,186	1,254
Increase in accounts receivable allowances	641	204
Increase in inventory reserves	945	679
Amortization of inventory step up to fair value	538	482
Decrease in valuation of private placement warrants liability	(9,299)	(6,169)
Increase (decrease) in valuation of contingent consideration liability	48	(3,840)
Loss on investment in joint ventures	229	209
Loss on disposal of assets	267	284
(Increase) decrease in operating assets, net of effects of business combinations:
Accounts receivable	(18,123)	(35,225)
Income tax receivable	(5,230)	—
Inventories	(27,336)	(34,125)
Prepaid expenses and other assets	(83)	(4,492)
Increase (decrease) in operating liabilities, net of effects of business combinations:
Accounts payable	8,160	34,140
Accrued compensation and benefits and other accrued liabilities	792	667
Income taxes payable	(779)	585
Other noncurrent liabilities	654	129

Net cash used in operating activities	(23,049)	(15,685)

Cash flows from investing activities
Purchases of property, plant & equipment	(8,174)	(7,239)
Business combinations, net of cash acquired	(34,396)	(44,122)
Investment in joint ventures	(1,000)	(350)
Increase in cash surrender value of life insurance	—	(2)

Net cash used in investing activities	(43,570)	(51,713)

Cash flows from financing activities
Advances from revolving line of credit - noncurrent obligation	93,628	82,402
Repayments of revolving line of credit - noncurrent obligation	(74,359)	(22,305)
Proceeds from exercise of private placement warrants	65	1,425
Proceeds from long-term debt	55,000	5,000
Payments on long-term debt	(4,028)	(972)
Payment of withholding taxes from net settlement of share-based awards	(351)	(430)
Excess tax benefit from exercise of share-based awards	65	2,704
Cash paid for financing and transaction fees	(1,517)	(171)

Net cash provided by financing activities	68,503	67,653

Increase in cash	1,884	255
Cash at beginning of period	6,561	6,306

Cash at end of period	$8,445	$6,561